EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ELDORADO RESORTS, INC. ANNOUNCES

MANAGEMENT CHANGES

Reno, Nev. January 6, 2016 — Eldorado Resorts, Inc. (NASDAQ:  ERI) (the “Company”) today announced that Chief Operating Officer, Joseph Billhimer, has left the Company effective January 5, 2016. Mr. Billhimer’s responsibilities will be assumed by other members of the Company’s senior management team, including Chairman and CEO, Gary Carano.

“We thank Joe for his contributions to Eldorado Resorts and wish him the best in the future,” said Mr. Carano.

Additionally, Chief Financial Officer, Bob Jones, announced his intention to retire, effective March 15, 2016. Tom Reeg, President of Eldorado Resorts Inc., will assume the additional title and responsibilities of Chief Financial Officer upon Mr. Jones’ retirement. Stephanie Lepori, the Company’s Senior Vice President of Finance, was promoted to Chief Accounting Officer effective January 1, 2016.

“Bob has been instrumental helping Eldorado Resorts transform from a small, family-owned business with one property in Reno, Nevada into a diversified public gaming company with seven properties in five states. We thank him for his 30 years of service and wish him well in his retirement,” said Mr. Carano.

About Eldorado Resorts, Inc.

Eldorado Resorts is a casino entertainment company that owns and operates seven properties in five states, including the Eldorado Resort Casino, the Silver Legacy Resort Casino and Circus Circus in Reno, NV; the Eldorado Resort Casino in Shreveport, LA; Scioto Downs Racino in Columbus, OH; Mountaineer Casino Racetrack & Resort in Chester, WV; and Presque Isle Downs & Casino in Erie, PA.  For more information, please visit www.eldoradoresorts.com.

Contact:
Thomas Reeg	Joseph N. Jaffoni, Richard Land
President	JCIR
Eldorado Resorts, Inc.	212/835-8500
775/328-0112	eri@jcir.com
investorrelations@eldoradoresorts.com

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